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                                                                    Exhibit 23.1



                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
ChromaVision Medical Systems, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-3 of ChromaVision Medical Systems, Inc., and subsidiaries of our report dated January 31, 2001, relating to the consolidated balance sheets of ChromaVision Medical Systems, Inc., and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, and to the reference to our firm under the heading "Experts" in the prospectus.

                                                     /s/ KPMG LLP

Orange County, California

October 1, 2001



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